UNITED STATES	OMB APPROVAL
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Washington, D.C. 20549
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 Or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 20, 2008

MathStar, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51560	41-1881957
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

19075 N.W. Tanasbourne Drive, Suite 200		97124
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code (503) 726-5500

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.05.  Costs Associated with Exit or Disposal Activities.

On May 20, 2008, MathStar, Inc. (the “Company”) committed to a plan to discontinue its field programmable object array (FPOA) chip development and its board-level systems development segments of its business.  The Company decided to do so to preserve the Company’s assets while it considers strategic alternatives.  As previously reported on May 21, 2008, the Company has decided to engage an investment banker to explore strategic alternatives.

As a result of these initiatives, the Company expects to incur aggregate pre-tax costs and charges of approximately $4.1 million consisting of the following: approximately $1.1 million in employee severance and benefit costs; approximately $1.4 million in asset write-off and accelerated depreciation of property, plant and equipment; approximately $1.1 million in accelerated payment of future rent and operating lease payments; and approximately $500,000 in other exit costs.  The Company expects to incur these charges primarily in the second and third quarters of the year ended December 31, 2008.

Section 7 – Regulation FD

Item. 7.01.  Regulation FD Disclosure.

The information set forth in the press release attached hereto as Exhibit 99.1 is hereby incorporated by reference.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(d)           Exhibits

The following exhibit is being furnished as part of this Current Report on Form 8-K:

99.1         Press release dated May 27, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MathStar, Inc.

Date: May 27, 2008.
	By	/s/ Douglas M. Pihl
Chief Executive Officer
and Chief Financial Officer
(Principal Executive Officer and
Principal Financial Officer)